Exhibit 10.32
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of November, 2007 (the “Effective Date”), between Integrated Service Company LLC, an Oklahoma limited liability company (the “Employer”), and Arlo B. DeKraai (the “Executive”).
RECITALS
     WHEREAS, the Executive is currently employed by the Employer as the President; and
     WHEREAS, the Executive is a shareholder of the Employer; and
     WHEREAS, on the Effective Date, Willbros USA, Inc., a Delaware corporation (“Willbros”), is purchasing all outstanding shares of limited liability company membership interest of the Employer (“Shares”), which purchase includes all of the business and goodwill of the Employer (the “Purchase Transaction”); and
     WHEREAS, the Executive is selling his Shares to Willbros pursuant to the Purchase Transaction; and
     WHEREAS, a condition of the Purchase Transaction is the Executive’s agreement to remain employed by the Employer for a specified term and to forego business competition with the Employer for the term of this Agreement as set forth herein; and
     WHEREAS, the Executive has agreed to forego other business opportunities and to continue his employment with the Employer following the closing of the Purchase Transaction;
     NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived herefrom, the parties agree as follows:
ARTICLE I
FULL-TIME EMPLOYMENT OF EXECUTIVE
     1.1 DUTIES AND STATUS.
          (a) The Employer hereby engages the Executive as a full-time employee for the period specified in Section 3.1 below (the “Employment Period”), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement.
          (b) The Executive shall serve in a management capacity and shall perform such duties and responsibilities as may be assigned from time to time by the Employer. He shall report to Randy Harl, or such other officer of the Employer as the President or board of managers of the Employer shall designate.

          (c) Throughout the Employment Period, the Executive shall devote substantially all his full time and efforts to the business of the Employer and shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or entity which competes, conflicts or interferes with the performance of his duties under this Agreement in any way; provided, however, nothing contained herein will prevent the Executive from serving on the board of directors of any company that does not compete with the Employer, or from serving on the board of directors of any charitable or philanthropic organization.
          (d) Except for reasonable business travel, the Executive shall be required to perform the services and duties provided for in this Section 1.1 only at the principal offices of the Employer in the Tulsa, Oklahoma, metropolitan area.
     1.2 COMPENSATION AND GENERAL BENEFITS. The Executive shall be compensated as follows:
          (a) Beginning on the Effective Date, and continuing until adjusted by the mutual agreement of the Employer and the Executive, the Employer shall pay the Executive a base salary in the amount of Three Hundred Thirty Thousand Two Hundred Dollars ($330,200) per year. The Executive will be eligible for increases in such base salary during the Employment Period based on merit as determined by the Employer. Such salary shall be payable in periodic equal installments pursuant to the Employer’s payroll policy covering management employees.
          (b) Throughout the Employment Period, the Executive shall be entitled to participate in such vacation, retirement, bonus, disability, life, sickness, accident, dental, medical and health benefits and other employee benefit programs, plans and arrangements of the Employer which are in effect for senior management employees on the Effective Date, and in any successor or amended employee benefit programs, plans or arrangements which may be established by the Employer.
     1.3 BONUS. The Executive shall be eligible for participation in the Willbros Management Incentive Plan, as amended from time to time.
     1.4 RESTRICTED STOCK AWARD. In consideration of the Executive foregoing other business opportunities and agreeing to accept employment with the Employer and to perform the services described in this Agreement, and provided, that, at the 2008 annual meeting of the stockholders of Willbros Group, Inc. (“WGI”), such stockholders approve an amendment to the WGI 1996 Stock Plan (the “Plan”) to provide for an increase in the number of shares of common stock available for issuance under the Plan, that the board of directors of WGI shall recommend, the Executive will be awarded 25,000 shares of common stock, par value $.05 per share (“common stock”) of WGI (such shares of common stock, the “restricted stock shares”) promptly following such annual meeting, subject to (i) all of the terms and provisions of the Plan as amended, (ii) the Executive’s execution and delivery of a Restricted Stock Award Agreement substantially in the form of Exhibit A attached hereto (the

“Restricted Stock Award Agreement”), and (iii) Section 3.3 below. The Executive’s Restricted Stock Award will fully vest, and all applicable restrictions on such shares will automatically lapse on the date that is three (3) years from the Effective Date.
ARTICLE II
COMPETITION AND CONFIDENTIAL INFORMATION
     2.1 COMPETITION AND CONFIDENTIAL INFORMATION. The Executive has had access to and has acquired, will have access to and will acquire, and has assisted in and may assist in developing, confidential and proprietary information relating to the business and operations of the Employer and its affiliates, including but not limited to information with respect to present and prospective business plans, financing arrangements, marketing plans, customer and supplier lists, contracts and proposals.
     The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Employer and its affiliates and that disclosure or use by others could cause substantial loss to the Employer and its affiliates. The Executive and the Employer also recognize that an important part of the Executive’s duties have been, and will continue to be, to develop goodwill for the Employer and its affiliates through his personal contact with vendors, customers, subcontractors, and others sharing business relationships with the Employer and its affiliates, and that there is a danger that this goodwill, a proprietary asset of the Employer and its affiliates, may follow the Executive if and when his employment relationship with the Employer is terminated.
     The Executive accordingly agrees that, during the Employment Period and for any period during which the Executive is receiving payments pursuant to Section 3.3(a), below, the Executive will not, either individually or as owner, partner, agent, employee, or consultant, engage in any activity competitive with the Employer or any of its affiliates and will not on his own behalf or that or any third party directly or indirectly hire, discuss employment with, or recommend to any third party the employment of any employee of the Employer or any of its affiliates who was actively employed by the Employer or an affiliate on the Effective Date without regard to whether that employee has subsequently terminated his or her employment with the Employer.
     In the event that the Employment Period terminates pursuant to Sections 3.2(b) (d) or (e), below prior to the end of the three-year term of this Agreement, Executive agrees that he will not, for the remaining term of this Agreement individually or as owner, partner, agent, employee, or consultant of another entity, solicit directly or indirectly business of the nature engaged in by the Employer from a current customer of the Employer or a former customer of the Employer with which the Executive has dealt on behalf of the Employer, or on his own behalf or that of a third party, hire, discuss employment with, or recommend to any third party the employment of any employee of the Employer, or any of its affiliates, who was actively employed by the Employer or an affiliate on the Effective Date without regard to whether that employee has subsequently terminated his or her employment with the Employer.

     Nothing in this Article shall be construed to prevent the Executive from owning, as an investment, not more than one percent (1%) of a class of equity securities issued by any issuer and publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.
     2.2 NON-DISCLOSURE. At all times after the Effective Date, the Executive will keep confidential any confidential or proprietary information of the Employer and its affiliates which is now known to him or which hereafter may become known to him as a result of his employment or association with the Employer and shall not at any time directly or indirectly disclose any such information to any person, firm or employer, or use the same in any way other than in connection with the business of the Employer and its affiliates, or pursuant to any duly issued court order or subpoena. For purposes of this Agreement, “confidential or proprietary information” means information unique to the Employer and its affiliates which has a significant business purpose and is not known or generally available from sources outside the Employer and its affiliates. This Section 2.2 shall survive the termination of this Agreement for whatever reason.
     2.3 REMEDIES FOR BREACH. It is recognized that damages in the event of a breach of this Article II by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that, if such breach occurs, the Employer, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, and the Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or equity which the Employer may have.
     2.4 TERMINATION FOR GOOD REASON. If the Executive should terminate his employment with the Employer for Good Reason (as defined in Section 3.4(c) below), then the non-compete and non-solicitation restrictions of this Article II shall be canceled; provided, however, in such event the confidentiality and non-disclosure obligations of this Article II shall continue in full force and effect in accordance with their terms.
ARTICLE III
EMPLOYMENT PERIOD
     3.1 DURATION. The term of this Agreement shall commence on the Effective Date and shall terminate on the third annual anniversary thereof. The “Employment Period” shall be contemporaneous with the term of this Agreement, unless terminated early in conformity with Section 3.2 below.
     3.2 EARLY EMPLOYMENT TERMINATION. The Employment Period shall be terminated prior to the end of this Agreement for any of the following reasons or upon the occurrence of any of the following events:
          (a) Termination of the Executive’s employment by the Employer without cause (as defined in Section 3.4(a) below); or

          (b) Discharge of the Executive for cause; or
          (c) Death of the Executive; or
          (d) Total disability of the Executive (as defined in Section 3.4(b) below); or
          (e) Voluntary resignation of the Executive; or
          (f) Voluntary resignation of the Executive for Good Reason.
     3.3 COMPENSATION AND/OR BENEFITS FOLLOWING EARLY EMPLOYMENT TERMINATION.
          (a) In the event of an early termination of the Employment Period due to the Employer’s involuntary termination of the Executive’s employment without cause, the Employer shall pay the Executive an amount equal to his base salary at the rate specified in Section 1.2(a) above or his base salary in effect immediately before the involuntary termination, whichever is greater, for the period representing the remainder of the term of this Agreement. Any payment made to Executive pursuant to this Section 3.3(a) shall be paid in the same manner as Executive’s base salary during the period of employment; provided, however, the first such payment shall be made to the Executive within ten (10) days after the date of such termination, and shall equal seven twelfths (7/12’s) of the Executive’s annual salary specified in Section 1.2(a) above. The second payment shall be made to the Executive on the date that is eight (8) months after such termination date and shall equal one twelfth (1/12) of the Executive’s annual salary specified in Section 1.2(a) above. All remaining post-termination payments shall be made monthly on the day of the month on which the Executive’s employment was terminated, each such payment in an amount equal to one twelfth (1/12) of the Executive’s annual salary specified in Section 1.2(a) above, until the expiration of the term of this Agreement. Each payment under this Section 3.3(a) shall be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury guidance thereunder.
          (b) In the event of an early termination of the Employment Period because of the voluntary resignation (whether or not for Good Reason), total disability or death of the Executive, or termination of the Executive’s employment for cause, the Executive, or his estate in the event of his death, will receive his base salary at the rate specified in Section 1.2(a) above only through the date of employment termination.
          (c) In the event of an early termination of this Agreement other than pursuant to Section 3.2(b), 3.2(e) or 3.2(f) above, all restrictions shall lapse on the restricted stock shares awarded pursuant to Section 1.4 above and the Plan, and such award shall immediately vest. With respect to such vesting of the restricted stock shares, in the event of any discrepancy between the definitions in Section 3.4(a) or Section 3.4(b) below and the

Plan and the Restricted Stock Award Agreement, the Plan and the Restricted Stock Award Agreement shall govern.
          (d) In the event of an early termination of the Employment Period, the Employer shall pay to the Executive all accrued but unpaid vacation pay, bonuses or other compensation earned by the Executive prior to the date of termination.
     3.4 DEFINITIONS. The following words shall have the specified meanings when used in the Sections specified:
          (a) As used in Sections 3.2(a), 3.2(b) and 3.3(b) above, the term “cause” means (i) willful and continued non-performance of his job responsibilities, after the Executive has been provided written notice of such nonperformance, counseling and a reasonable time period, not less than three months, has passed without substantial correction of such nonperformance, (ii) the Executive’s conviction for a felony, (iii) proven or admitted fraud, misappropriation, theft or embezzlement by the Executive, (iv) the Executive’s inebriation or use of illegal drugs in the course of, related to or connected with the business of the Employer, (v) the Executive’s willful engaging in misconduct that is materially injurious to the Employer or its affiliates, monetarily or otherwise, or (vi) the breach by the Executive of his obligations under Sections 2.1 and 2.2 above.
          (b) As used in Sections 3.2(d) and 3.3(b) above, the term “total disability” means a physical or mental condition which causes the Executive to be unable to perform substantially all of the duties of his position hereunder for a period of six consecutive months or more as reasonably determined by the Employer.
          (c) As used in Sections 2.4, 3.2(f) and 3.3(b) above, the term “for Good Reason” means any of the following: (a) the Employer’s material breach of this Agreement; (b) the assignment of the Executive without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties at the Effective Date; (c) the requirement by the Employer that the Executive be based anywhere other than as set forth in Section 1.1(d) above; or (d) a reduction in the Executive’s base salary from that in effect at the Effective Date.
ARTICLE IV
NOTICES
Any notices requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Employer or, in the case of the Employer, at its principal offices.

ARTICLE V
MISCELLANEOUS
     5.1 ENTIRE AGREEMENT. This Agreement, the Share Purchase Agreement executed to evidence the Purchase Transaction, the Restricted Stock Award Agreement and the Management Incentive Plan constitute the entire understanding of the Executive and the Employer with respect to the subject matter hereof, and supersede any and all prior understandings on the subjects contained herein, written or oral.
     5.2 MODIFICATION. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives. Nothing in this Agreement shall affect the Employer’s and its affiliates’ rights to amend or terminate any of its employee benefit plans, as permitted under applicable law and the respective terms of such plans.
     5.3 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect, provided, that if the unenforceability of any provision is because of the breadth of its scope, the duration of such provision or the geographical area covered thereby, the parties agree that such provision shall be amended, as determined by the court, so as to reduce the breadth of the scope or the duration and/or geographical area of such provision such that, in its reduced form, said provision shall then be enforceable.
     5.4 GOVERNING LAW AND VENUE. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any otherwise applicable principles of conflicts of laws. The parties further agree that any dispute arising from this Agreement shall be submitted to and determined by a court of general jurisdiction sitting in Tulsa County, Oklahoma.
[Signatures on next page]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

INTEGRATED SERVICE COMPANY LLC
By:	/s/ Dennis G. Berryhill
	Name:	Dennis G. Berryhill
Its: Vice President

EXECUTIVE
/s/ Arlo B. DeKraai
Arlo B. DeKraai

EXHIBIT “A”
Restricted Stock Award Agreement
WILLBROS GROUP, INC.
RESTRICTED STOCK AWARD AGREEMENT
[DATE]
[Name]
[Address]
[Address]
Dear __________________:
     1. Restricted Stock Award. Willbros Group, Inc., a Republic of Panama corporation (the “Company”), hereby grants to you an aggregate of ___shares of Common Stock, par value $.05 per share, of the Company (the “Restricted Shares”). This award is subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the Company’s 1996 Stock Plan, as amended (the “Plan”), a copy of which, along with the Prospectus for the Plan, are attached hereto, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Restricted Stock Award Agreement (this “Award Agreement”). To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.
     2. Possession of Certificates. The Company shall issue a certificate or certificates for the Restricted Shares in your name and shall retain the certificate(s) for the period during which the restrictions described in Section 4(b) are in effect. You shall execute and deliver to the Company a stock power or stock powers in blank for the Restricted Shares. You hereby agree that the Company shall hold the certificate(s) for the Restricted Shares and the related stock power(s) pursuant to the terms of this Award Agreement until such time as the restrictions described in Section 4(b) lapse as described in Section 5 or the Restricted Shares are canceled pursuant to the terms of Section 4(b).
     3. Ownership of Restricted Shares. You shall be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote such shares and to receive dividends therefrom if, as, and when declared by the Company’s Board of Directors, subject, however, to the terms, conditions, and restrictions described in the Plan and in this Award Agreement.

     4. Restrictions.
          (a) Your ownership of the Restricted Shares shall be subject to the restrictions set forth in subsection (b) of this Section until such restrictions lapse pursuant to the terms of Section 5, at which time the Restricted Shares shall no longer be subject to the applicable restrictions.
          (b) The restrictions referred to in subsection (a) of this Section are as follows:
               (1) At the time of your “Termination of Employment” (as defined in Section 10(b)), other than a Termination of Employment that occurs as a result of an event described in Section 5(b)(1) or a Termination of Employment that is described in Section 5(b)(2), you shall forfeit the Restricted Shares to the Company and all of your rights thereto shall terminate without any payment of consideration by the Company. If you forfeit any Restricted Shares and your interest therein terminates pursuant to this paragraph, such Restricted Shares shall be canceled.
               (2) You may not sell, assign, transfer, pledge, hypothecate, or otherwise dispose of the Restricted Shares.
     5. Lapse of Restrictions.
     (a) The restrictions described in Section 4(b) shall lapse with respect to all of the Restricted Shares on the third anniversary of the effective date of the employment agreement between Integrated Service Company LLC and you. Following the lapse of such restrictions with respect to any Restricted Shares, such Restricted Shares shall no longer be subject to the restrictions described in Section 4(b).
     (b) Notwithstanding the provisions of subsection (a) of this Section, the restrictions described in Section 4(b) shall lapse with respect to all the Restricted Shares at the time of the occurrence of any of the following events:
          (1) Your death, “Disability” (as defined in the Plan) or “Retirement” (as defined in Section 10(c));
          (2) Your Termination of Employment, but only if such Termination of Employment is the result of a dismissal or other action by the Company or any of its Subsidiaries and does not constitute a “Termination for Cause” (as defined in Section 10(a)); or
          (3) A “Change of Control” (as defined in the Plan) of the Company.

     6. Agreement With Respect to Taxes; Share Withholding.
          (a) You agree that (1) you will pay to the Company or a Subsidiary, as the case may be, or make arrangements satisfactory to the Company or such Subsidiary regarding the payment of any foreign, federal, state, or local taxes of any kind required by law to be withheld by the Company or any of its Subsidiaries with respect to the Restricted Shares, and (2) the Company or any of its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Shares.
          (b) With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the Restricted Shares awarded, you may elect, subject to the approval of the committee of the Board of Directors of the Company that administers the Plan, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Restricted Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that such committee, in its sole discretion, deems appropriate.
     7. Adjustment of Shares. The number of Restricted Shares subject to this Award Agreement shall be adjusted as provided in Section 13 of the Plan. Any shares or other securities received by you as a stock dividend on, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to the Restricted Shares shall have the same terms, conditions and restrictions and bear the same legend as the Restricted Shares.
     8. Agreement With Respect to Securities Matters. You agree that you will not sell or otherwise transfer any Restricted Shares except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration.
     9. Restrictive Legend. You hereby acknowledge that the certificate(s) for the Restricted Shares will bear a conspicuous legend referring to the terms, conditions, and restrictions described in the Plan and this Award Agreement. Any attempt to dispose of any Restricted Shares in contravention of the terms, conditions, and restrictions described in the Plan or this Award Agreement shall be ineffective.
     10. Certain Definitions. As used in this Award Agreement, the following terms shall have the respective meanings indicated:
          (a) “Termination for Cause” shall mean a Termination of Employment as a result of (1) your willful and continued failure substantially to perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), (2) your conviction for a felony, proven or admitted fraud, misappropriation, theft or embezzlement by you, your inebriation or use of illegal drugs in the course of, related to or connected with the business of the Company or any of its Subsidiaries, or your willful engaging in misconduct that is materially injurious to the Company or any of its Subsidiaries, monetarily or otherwise, or (3) if you have entered into an employment agreement or contract with the Company or any of its Subsidiaries, any other action or omission that is identified in such agreement or contract as giving rise to “Cause” for the termination of your employment with the Company or any of its Subsidiaries. For this purpose, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company or any of its Subsidiaries.
          (b) “Termination of Employment” shall mean the termination of your full-time employment with the Company or any of its Subsidiaries for any reason other than your death, Disability or Retirement.
          (c) “Retirement” shall mean the voluntary termination of your full-time employment with the Company or any of its Subsidiaries after you are at least 62 years of age and have a minimum of four consecutive years of continuous service with the Company or any of its Subsidiaries.
     Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan.
     If you accept this Restricted Stock Award and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

WILLBROS GROUP, INC.
By:
Name:
Title:

     The foregoing Restricted Stock Award is accepted by me as of the ___day of ___, ___, and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

[Name]